EXHIBIT 2
          AGREEMENT AND PLAN OF MERGER AND EXCHANGE
     OF TOLLYCRAFT YACHT CORPORATION, A MINNESOTA CORPORATION,
      AND TOLLYCRAFT YACHT CORPORATION, A NEVADA CORPORATION,

     THIS AGREEMENT dated as of December 29, 1996, (the
  "Agreement") is between Tollycraft Yacht Corporation, a
  Nevada corporation ("Tollycraft-Nevada") and Tollycraft Yacht
  Corporation, a Minnesota corporation
  ("Tollycraft-Minnesota"). Tollycraft-Nevada and
  Tollycraft-Minnesota are sometimes referred to herein as the "Constituent Corporations."

                       R E C I T A L S

     A. Tollycraft-Nevada is a corporation duly organized and existing under the laws of the State of Nevada and has an authorized capital stock of 5,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock, $.001 par value per share. As of December 29, 1996, 1,000 shares of Common Stock were issued and outstanding, all of which were held by Tollycraft-Minnesota. No shares of Preferred Stock are outstanding.

     B. Tollycraft-Minnesota is a corporation duly organized and existing under the laws of the State of Minnesota and has an authorized capital stock of 5,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock, no par value per share. As of October 20, 1996, 55,000,000 shares of Common Stock were issued and outstanding, subsequently after December 10, 1996 as a result of a 1:25 reverse stock split, there were 2,200,000 outstanding. No shares of Preferred Stock are outstanding.

     C. The Board of Directors of Tollycraft-Minnesota has determined that, for the purpose of effecting the reincorporation of Tollycraft-Minnesota in the State of Nevada, it is advisable and in the best interests of Tollycraft- Minnesota that Tollycraft-Minnesota merge with and into Tollycraft-Nevada upon the terms and conditions herein provided.

     D. The respective Boards of Directors of Tollycraft-Nevada and Tollycraft- Minnesota have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and sole shareholder, and executed by the undersigned officers.

     E. Tollycraft-Nevada is a wholly-owned subsidiary of Tollycraft-Minnesota.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Tollycraft-Nevada and Tollycraft-Minnesota hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                    I. MERGER AND EXCHANGE

  1.1 MERGER. In accordance with the provisions of this Agreement, the Minnesota Business Corporation Act and the Nevada General Corporation Law, Tollycraft-Minnesota shall be merged with and into Tollycraft-Nevada (the Merger"), thereeafter, at the option of Tollycraft-Nevada, the separate existence of Tollycraft-Minnesota may be terminated. Tollycraft-Nevada shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be Tollycraft Yacht Corporation.

   1.2 EFFECTIVENESS. The Merger shall become effective on December 29, 1996. The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date of the Merger."

  1.3 EFFECT OF THE MERGER. Upon the Effective Date of the Merger, Tollycraft-Minnesota shall become a wholly owned subsidiary of Tollycraft-Nevada, and Tollycraft-Nevada, with respect to Tollycraft-Minnesota, (i) shall possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Tollycraft-Minnesota's Board of Directors, (iii) shall succeed, without other transfer or action on the part of any other party, to all of the assets, rights, powers and property of Tollycraft-Minnesota in the manner more fully set forth in the Nevada General Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Tollycraft-Nevada as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer or other action on the part of any other party, to all of the debts, liabilities and obligations of Tollycraft- Minnesota in the same manner as if Tollycraft-Nevada had itself incurred them, all as more fully provided under the applicable provisions of the Minnesota Business Corporation Act and the Nevada General Corporations Law.

          II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

  2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Tollycraft- Nevada as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

  2.2 BYLAWS. The Bylaws of Tollycraft-Nevada as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

  2.3 DIRECTORS AND OFFICERS. The directors and officers of Tollycraft-Nevada immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

               III. MANNER OF CONVERSION OF STOCK

  3.1 TOLLYCRAFT-MINNESOTA COMMON STOCK. Upon the Effective Date of the Merger, each share (after giving effect to a 1:25 reverse stock split on December 10, 1996) of Tollycraft-Minnesota Common Stock, par value $.001 per share, issued and outstanding immediately prior thereto shall by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

  3.2 TOLLYCRAFT-MINNESOTA OPTIONS. Upon the Effective Date of the Merger, the Surviving Corporation shall assume all of the rights and obligations of Tollycraft-Minnesota under its an Incentive Stock Option, Stock Option, and, if adopted, the 1996 Stock Option Plan. Each outstanding and unexercised option to purchase Tollycraft-Minnesota Common Stock (an "Option") shall become, on the basis of one (1) share of the Surviving Corporation's Common Stock for each share of Tollycraft-Minnesota Common Stock issuable pursuant to any such Option, an option to purchase the Surviving Corporation's Common Stock on the same terms and conditions set forth in such option. As of December 29, 1996, options to purchase 160,000 (after giving effect to a 1:25 reverse split ) shares of Tollycraft-Minnesota Common Stock were outstanding and unexercised, with an additional 200,000 shares to be reserved pursuant to the approval of the 1996 Employee Stock Option Plan.

  3.3 TOLLYCRAFT-NEVADA COMMON STOCK. Upon the Effective Date of the Merger, each share of Common Stock, $.001 par value, of Tollycraft-Nevada issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Tollycraft-Nevada, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

  3.4 EXCHANGE OF CERTIFICATES. After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Tollycraft- Minnesota Common Stock may be asked to surrender the same for cancellation or transfer to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's Common Stock, into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Tollycraft-Minnesota Common Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation's Common Stock, respectively, into which such shares of Tollycraft-Minnesota Common Stock, as the case may be, were converted in the Merger.

       The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above. Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Tollycraft-Minnesota so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

       If any certificate for shares of the Surviving Corporation's stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

                        IV. GENERAL

  4.1 COVENANTS OF TOLLYCRAFT-NEVADA. Tollycraft-Nevada covenants and agrees that it will, on or before the Effective
  Date of the Merger:

     (a) File any and all documents with the Minnesota
  Franchise Tax Board necessary for the assumption by Tollycraft-Nevada of all of the franchise tax liabilities of Tollycraft-Minnesota.

     (b) Take such other actions as may be required by the Nevada General Corporation Law to effect the Merger.

     (c) Take such other actions as may be required by the Minnesota Business Corporation Act to effect the Merger.

  4.2 FURTHER ASSURANCES. From time to time, as and when required by Tollycraft-Nevada or by its successors or assigns, there shall be executed and delivered on behalf of Tollycraft-Minnesota such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Tollycraft-Nevada the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Tollycraft-Minnesota and otherwise to carry out the purposes of this Agreement, and the officers and directors of Tollycraft-Nevada are fully authorized in the name and on behalf of Tollycraft-Minnesota or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

  4.3 ABANDONMENT. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Tollycraft-Minnesota or of Tollycraft-Nevada, or of both, notwithstanding the approval of this Agreement by the stockholders of Tollycraft-Minnesota or by the sole shareholder of Tollycraft-Nevada, or by both.

  4.4 AMENDMENT. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Minnesota; provided, that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

  4.5 AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 2200 Clinton Avenue, Kelso, WA 48626 and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.

  4.6 GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Nevada and, so far as applicable, the merger provisions of the Minnesota Business Corporation Act.

  4.7 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

  4.8 APPROVAL OF TOLLYCRAFT-MINNESOTA AS SOLE SHAREHOLDER OF TOLLYCRAFT- NEVADA. By its execution and delivery of this Agreement, Tollycraft-Minnesota, as sole shareholder of Tollycraft-Nevada, consents to, approves and adopts this Agreement and approves the Merger. Tollycraft-Minnesota agrees to execute such further instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement and the Merger as the sole shareholder of Tollycraft-Nevada.

  IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Tollycraft Corporation, a Minnesota Corporation, and Tollycraft Corporation, a Nevada Corporation is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

  TOLLYCRAFT YACHT CORPORATION       TOLLYCRAFT YACHT
  CORPORATION
  a Minnesota corporation               a Nevada corporation

  By:
  ______________________________By:_________________________
  Peter D. Hobbs, Chief Executive Officer    Peter D. Hobbs, Chief
  Executive Officer


  ATTEST:_____________________ATTEST:____________________
  D.R. Cooley, Secretary       D.R. Cooley, Secretary